For more information:
Sara Leuchter Wilkins
Director of Investor Relations
414-224-2633
swilkins@jc.com

Journal Communications Reports Second Quarter Results

MILWAUKEE, WI – July __, 2004 – Journal Communications (NYSE:JRN) today announced financial results for its second quarter ended June 27, 2004.

For the quarter ended June 27, 2004, net earnings increased 36.8% to $20.8 million compared to $15.2 million for the quarter ended June 29, 2003. For year-over-year comparison purposes, it is important to note that in the second quarter of 2003, Journal Communications recorded a $1.5 million liability, net of tax, for employment-related taxes. Also, for comparison purposes, all results for the second quarter of 2003 have been presented on a basis that conforms to the quarterly reporting of operating results adopted effective January 1, 2004.

For the quarter ended June 27, 2004, operating revenue increased 4.3% to $208.0 million compared to $199.4 million for the quarter ended June 29, 2003.

“Journal Communications finished the first half of 2004 with another strong performance, driven in large part by the same benefits that we have been reporting for the past three quarters. Chief among them were continued gains in productivity benefits from our new newspaper production facility, broad-based advertising revenue expansion at our publishing businesses and our television and radio stations and cost controls throughout the organization,” said Steven J. Smith, chairman and chief executive officer.

“Our operating earnings this quarter were again driven by solid contributions from the publishing and broadcast groups, up 41% and 46%, respectively. For the fourth consecutive quarter we benefited from efficiencies generated by our new production facility. At the daily newspaper, we recorded gains in retail, general and classified advertising revenue as well as in our online product and shared mail. We also recorded low double-digit growth in classified advertising at the community newspapers and shoppers for the quarter. Importantly, these gains at the publishing group were accomplished while concurrently lowering costs across numerous expense categories,” Smith added.

Smith continued, “Our television stations recorded another solid quarter, as local spot advertising and political advertising were both significant contributors. We also continue to see marked improvement at our Las Vegas and Boise television stations, reflecting improving business operations. On the radio side, we were pleased with solid earnings gains at the majority of our developmental markets.

“While the wholesale side of our Norlight telecommunications business experienced continuing pricing pressure and service disconnects in the second quarter of 2004, we were encouraged by yet another quarter of nearly 11% revenue growth on the enterprise side,” Smith commented. “In the second quarter, we recorded an operating loss at IPC, our printing services company, due primarily to reduced sales volume from several computer-related customers as well as production inefficiencies on print work.”

“As we move into the second half of the year, we expect that our publishing and broadcast businesses will continue to drive earnings growth with the help of a recovering economy, new revenue initiatives, and strong political and Olympic advertising. We also continue to evaluate a number of broadcast acquisition opportunities that meet our criteria for growth,” Smith said.

Costs and Expenses
For the quarter ended June 27, 2004, costs and expenses of $173.0 million was flat with the second quarter last year.

Operating Earnings
For the quarter ended June 27, 2004, operating earnings increased 32.3% to $35.0 million compared to $26.5 million for the second quarter of 2003, primarily due to productivity benefits from our new production facility as well as increased revenues at our advertising-based businesses. For the second quarter of 2004, operating earnings margin was 16.8% compared to 13.3% for the second quarter of 2003.

Earnings per Share
For the quarter ended June 27, 2004, basic and diluted earnings per share were $0.28 and $0.27, respectively, compared to both basic and diluted earnings per share of $0.20 for the second quarter of 2003.

EBITDA
For the quarter ended June 27, 2004, EBITDA (net earnings plus total other income and expense, provision for income taxes, depreciation and amortization) increased 21.4% to $46.7 million from $38.5 million for the second quarter of 2003. The increase was primarily due to greater publishing and broadcasting revenues and profit margins.

Operating Cash Flow
For the quarter ended June 27, 2004, operating cash flow (cash provided by operating activities) increased to $27.0 million from $16.4 million for the second quarter of 2003.

Publishing
Publishing operating revenue for the quarter ended June 27, 2004, increased 4.6% to $83.6 million from $79.9 million for the second quarter of 2003. Operating earnings from publishing for the quarter ended June 27, 2004, increased 41.0% to $12.6 million compared to $9.0 million for the second quarter of 2003. In the second quarter of 2004, publishing benefited from stronger advertising revenue, continued production efficiencies at the daily newspaper and cost reduction initiatives, despite a 12% increase in the price of newsprint.

Broadcasting
Broadcasting operating revenue for the quarter ended June 27, 2004, increased 12.2% to $42.3 million, compared to $37.7 million for the second quarter of 2003. Broadcasting operating earnings for the quarter ended June 27, 2004, increased 45.7% to $11.1 million, compared to $7.6 million for the second quarter of 2003. This growth was driven by a number of factors including strong television political advertising and an increase in local advertising at most of our television and radio markets.

For the quarter ended June 27, 2004, operating revenue from radio stations increased 5.7% to $20.5 million from $19.4 million for the quarter ended June 29, 2003. For the quarter ended June 27, 2004, operating earnings from radio stations increased 19.0% to $5.0 million compared to $4.2 million for the second quarter of 2003.

For the quarter ended June 27, 2004, operating revenue from television stations increased 19.1% to $21.8 million compared to $18.3 million for the quarter ended June 29, 2003. For the quarter ended June 27, 2004, operating earnings from television stations increased 79.4% to $6.1 million compared to $3.4 million for the second quarter of 2003.

Telecommunications
Operating revenue from telecommunications for the quarter ended June 27, 2004, decreased 1.8% to $36.8 million from $37.5 million for the second quarter of 2003. For the second quarter of 2004, operating earnings from telecommunications decreased 4.6% to $9.1 million compared to $9.5 million for the second quarter of 2003, due to service disconnects and re-pricing in the wholesale market.

Printing Services
Operating revenue from printing services for the quarter ended June 27, 2004, decreased 15.9% to $17.4 million from $20.7 million for the second quarter of 2003, due in large part to a reduction in revenue from several computer-related customers partially offset by a gain in revenue from a number of new printing customers.

For the second quarter 2004, printing services recorded an operating loss of $0.6 million compared to operating earnings of $0.6 million in the second quarter of 2003. The loss was due primarily to reduced sales volume as well as production inefficiencies.

Other
Our other segment consists of a label printing business, a direct marketing services business and corporate. For the quarter ended June 27, 2004, other operating revenues increased 18.1% to $27.9 million from $23.6 million for the second quarter of 2003. For the second quarter of 2004, other operating earnings increased to $2.8 million from an operating loss of $0.2 million for the second quarter of 2003 when we recorded a $2.1 million pre-tax liability for employment-related taxes.

Follow-on Equity Offering and Tender Offer
In mid June, Journal Communications completed a public offering of 6,725,000 shares of its class A common stock at $18.25 per share, including the underwriters’ over-allotment. The net proceeds from the offering of $116.0 million were used to repay outstanding indebtedness under the Company’s unsecured revolving credit facility and will be used to fund the Green Bay (Wisconsin) television acquisition and for general corporate purposes, including potential future acquisitions.

On June 15, 2004, Journal Communications completed a tender offer for its class B common stock at $18.55 per share, in which the Company purchased 8,005,203 shares, or $148.5 million worth of our class B common stock.

Following the tender offer and the follow-on equity offering, employee and former-employee shareholders own about 53 percent of the economic value of Journal Communications.

Shares Outstanding

Shares Outstanding
At June 27, 2004, Journal Communications had the following shares of stock issued and outstanding: 26,926,496 shares of class A common stock; 9,741,509 shares of class B-1 common stock (not including the 4,338,352 shares held by our subsidiary, The Journal Company); 35,518,175 shares of class B-2 common stock (not including the 4,338,353 shares held by The Journal Company), and 3,264,000 shares of class C common stock. The Company’s class A shares are traded on the New York Stock Exchange. Class B shares are not traded on the NYSE, and are not convertible to class A shares until after the applicable public sale restriction periods end.

Third Quarter 2004 Guidance
For the third quarter of 2004, Journal Communications currently anticipates operating revenue to be between $200 and $205 million and net earnings to be between $15 and $18 million.

Webcast of Conference Call
A live webcast of the second quarter 2004 conference call will be accessible through www.jc.com and www.ccbn.com beginning at 10:00 a.m. CT this morning. An archive of the webcast will be available on these sites today through August 3. For telephone access to this morning’s conference call, dial (800) 299-9086 (domestic) or (617) 786-2903 (international) at least 10 minutes prior to the scheduled 10:00 a.m. CT start. The access code for the conference call is 54961969. Replays of the conference call will be available today through July 22. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international). The access code for the replay is 23308609.

Forward-looking Statements
This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found on page 1 of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

About Journal Communications
Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media and communications company with operations in publishing, radio and television broadcasting, telecommunications and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and more than 90 community newspapers and shoppers in eight states. We own and operate 38 radio stations and six television stations in 11 states and have signed an agreement to purchase WGBA-TV and to assume an existing local marketing agreement for WACY-TV – both located in the Green Bay/Appleton (Wisconsin) market. Through our telecommunications segment, we own and operate a regional fiber optic network in the upper Midwest, provide integrated data communications solutions for small and mid-size businesses and offer network transmission solutions for other service providers. We also provide a wide range of commercial printing services, including publications, professional journals and documentation material, as well as electronic publishing, kit assembly and fulfillment. In addition, we operate niche businesses in label printing and direct marketing services.

Tables Follow

Journal Communications, Inc.
Consolidated Statements of Earnings (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	Second Quarter (A)			Two Quarters (B)
	2004	2003	% Change	2004	2003	% Change
Continuing operations:
Operating revenue:
Publishing	$83,599	$79,907	4.6	$160,270	$154,462	3.8
Broadcasting	42,254	37,657	12.2	76,889	69,908	10.0
Telecommunications	36,804	37,461	(1.8)	72,361	74,119	(2.4)
Printing services	17,427	20,714	(15.9)	39,191	43,421	(9.7)
Other	27,938	23,652	18.1	51,981	47,351	9.8

Total operating revenue	208,022	199,391	4.3	400,692	389,261	2.9
Operating costs and expenses:
Publishing	39,674	39,337	0.9	77,519	77,661	(0.2)
Broadcasting	16,384	15,784	3.8	31,486	30,868	2.0
Telecommunications	20,898	20,948	(0.2)	41,304	41,089	0.5
Printing services	15,459	17,545	(11.9)	33,919	36,009	(5.8)
Other	22,842	19,304	18.3	42,695	39,161	9.0

Total operating costs and expenses	115,257	112,918	2.1	226,923	224,788	0.9
Selling and administrative expenses	57,726	59,995	(3.8)	112,020	116,778	(4.1)

Total operating costs and expenses
and selling and administrative
expenses	172,983	172,913	0.0	338,943	341,566	(0.8)
Operating earnings	35,039	26,478	32.3	61,749	47,695	29.5
Other income and expense:
Interest income and dividends	70	55		137	137
Interest expense, net	(390)	(916)		(1,002)	(1,451)

Total other income and expense	(320)	(861)		(865)	(1,314)
Earnings before income taxes	34,719	25,617	35.5	60,884	46,381	31.3
Provision for income taxes	13,888	10,386	33.7	24,354	18,692	30.3

Net earnings	$20,831	$15,231	36.8	$36,530	$27,689	31.9

Weighted average number of shares:
Basic	73,866,381	77,747,211		73,665,309	77,747,211
Diluted	78,319,839	77,747,211		78,118,888	77,747,211
Earnings per share:
Basic:
Net earnings	$0.28	$0.20	40.0	$0.48	$0.36	33.3
Diluted:
Net earnings	$0.27	$0.20	35.0	$0.47	$0.36	30.6

(A)	2004 second quarter: March 29, 2004 to June 27, 2004. 2003 second quarter: March 31, 2003 to June 29, 2003 -- presented on a basis that conforms with the second quarter of 2004.
(B)	2004 two quarters: January 1, 2004 to June 27, 2004. 2003 two quarters: January 1, 2003 to June 29, 2003 -- presented on a basis that conforms with the two quarters of 2004.

Journal Communications, Inc.
Segment Information
(dollars in thousands)

Operating revenue, Operating earnings, Depreciation and amortization and Publishing operating revenue by category are prepared in accordance with GAAP.

	Second Quarter (A) (unaudited)			Two Quarters (B) (unaudited)
	2004	2003	% Change	2004	2003	% Change
Operating revenue
Publishing	$83,599	$79,907	4.6	$160,270	$154,462	3.8
Broadcasting	42,254	37,657	12.2	76,889	69,908	10.0
Telecommunications	36,804	37,461	(1.8)	72,361	74,119	(2.4)
Printing services	17,427	20,714	(15.9)	39,191	43,421	(9.7)
Other	27,938	23,652	18.1	51,981	47,351	9.8

	$208,022	$199,391	4.3	$400,692	$389,261	2.9

Operating earnings
Publishing	$12,643	$8,964	41.0	$21,660	$13,041	66.1
Broadcasting	11,072	7,597	45.7	17,576	11,421	53.9
Telecommunications	9,103	9,539	(4.6)	17,833	19,553	(8.8)
Printing services	(597)	602	(199.2)	317	1,793	(82.3)
Other	2,818	(224)	1358.0	4,363	1,887	131.2

	$35,039	$26,478	32.3	$61,749	$47,695	29.5

Depreciation and amortization
Publishing	$3,917	$4,173	(6.1)	$7,897	$8,309	(5.0)
Broadcasting	2,159	2,005	7.7	4,259	3,889	9.5
Telecommunications	4,381	4,377	0.1	8,691	8,570	1.4
Printing services	597	804	(25.7)	1,180	1,690	(30.2)
Other	638	658	(3.0)	1,245	1,310	(5.0)

	$11,692	$12,017	(2.7)	$23,272	$23,768	(2.1)

(A)	2004 second quarter: March 29, 2004 to June 27, 2004. 2003 second quarter: March 31, 2003 to June 29, 2003 -- presented on a basis that conforms with the second quarter of 2004.
(B)	2004 two quarters: January 1, 2004 to June 27, 2004. 2003 two quarters: January 1, 2003 to June 29, 2003 -- presented on a basis that conforms with the two quarters of 2004.

Journal Communications, Inc.
Publishing Segment Information (unaudited)
(dollars in thousands)

Publishing operating revenue by category:

	Second Quarter of 2004 (A)			Second Quarter of 2003 (B)
	Daily Newspaper	Community Newspapers & Shoppers	Total	Daily Newspaper	Community Newspapers & Shoppers	Total	% Change
Advertising revenue:
Retail	$20,981	$14,840	$35,821	$20,271	$14,944	$35,215	1.7
Classified	16,642	2,526	19,168	15,490	2,296	17,786	7.8
General	2,706	--	2,706	2,540	--	2,540	6.5
Other	5,273	444	5,717	4,839	525	5,364	6.6

Total advertising revenue	45,602	17,810	63,412	43,140	17,765	60,905	4.1
Circulation revenue	10,928	695	11,623	10,736	715	11,451	1.5
Other revenue	868	7,696	8,564	656	6,895	7,551	13.4

Total operating revenue	$57,398	$26,201	$83,599	$54,532	$25,375	$79,907	4.6

	Two Quarters of 2004 (C)			Two Quarters of 2003 (D)
	Daily Newspaper	Community Newspapers & Shoppers	Total	Daily Newspaper	Community Newspapers & Shoppers	Total	% Change

Advertising revenue:
Retail	$39,304	$27,579	$66,883	$38,332	$27,890	$66,222	1.0
Classified	31,718	4,478	36,196	30,259	4,069	34,328	5.4
General	5,978	--	5,978	5,381	--	5,381	11.1
Other	9,517	1,064	10,581	8,646	1,136	9,782	8.2

Total advertising revenue	86,517	33,121	119,638	82,618	33,095	115,713	3.4
Circulation revenue	21,437	1,398	22,835	21,236	1,433	22,669	0.7
Other revenue	3,323	14,474	17,797	2,761	13,319	16,080	10.7

Total operating revenue	$111,277	$48,993	$160,270	$106,615	$47,847	$154,462	3.8

(A)	2004 second quarter: March 29, 2004 to June 27, 2004. 2003 second quarter: March 31, 2003 to June 29, 2003 -- presented on a basis that conforms with the second quarter of 2004.
(B)	2004 two quarters: January 1, 2004 to June 27, 2004. 2003 two quarters: January 1, 2003 to June 29, 2003 -- presented on a basis that conforms with the two quarters of 2004.

NOTE:  Publishing segment information is provided to facilitate comparison of our publishing segment results with those of other publishing companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Publishing Segment Information, continued (unaudited)

Daily newspaper's core newspaper advertising linage by category:

	Second Quarter (A)			Two Quarters (B)
	2004	2003	% Change	2004	2003	% Change
Advertising linage (inches):
Full run
Retail	188,916	183,224	3.1	346,430	342,292	1.2
Classified	224,308	227,957	(1.6)	424,895	430,914	(1.4)
General	12,438	12,087	2.9	28,348	24,010	18.1

Total full run	425,662	423,268	0.6	799,673	797,216	0.3
Part run	45,328	30,933	46.5	70,542	50,145	40.7

Total advertising linage	470,990	454,201	3.7	870,215	847,361	2.7

Preprint pieces (in thousands)	187,974	208,414	(9.8)	373,748	408,195	(8.4)

Full pages of advertising and revenue per page of our community newspapers and shoppers:

Full pages of advertising:
Community newspapers	26,750	29,262	(8.6)	49,370	54,786	(9.9)
Shoppers	23,445	25,584	(8.4)	43,975	47,910	(8.2)

Total full pages of advertising	50,195	54,846	(8.5)	93,345	102,696	(9.1)

Revenue per page	$316.73	$287.38	10.2	$314.25	$284.21	10.6

(A)	2004 second quarter: March 29, 2004 to June 27, 2004. 2003 second quarter: March 31, 2003 to June 29, 2003 -- presented on a basis that conforms with the second quarter of 2004.
(B)	2004 two quarters: January 1, 2004 to June 27, 2004. 2003 two quarters: January 1, 2003 to June 29, 2003 -- presented on a basis that conforms with the two quarters of 2004.

NOTE:  Publishing segment information is provided to facilitate comparison of our publishing segment results with those of other publishing companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Reconciliation of our consolidated net earnings to consolidated EBITDA (unaudited)
(dollars in thousands)

	Second Quarter (A)		Two Quarters (B)
	2004	2003	2004	2003
Net earnings	$20,831	$15,231	$36,530	$27,689
Total other (income) and expense	320	861	865	1,314
Provision for income taxes	13,888	10,386	24,354	18,692
Depreciation	11,271	11,611	22,360	22,934
Amortization	421	406	912	834

EBITDA	$46,731	$38,495	$85,021	$71,463

(A)	2004 second quarter: March 29, 2004 to June 27, 2004. 2003 second quarter: March 31, 2003 to June 29, 2003 -- presented on a basis that conforms with the second quarter of 2004.
(B)	2004 two quarters: January 1, 2004 to June 27, 2004. 2003 two quarters: January 1, 2003 to June 29, 2003 -- presented on a basis that conforms with the two quarters of 2004.

We believe that EBITDA is relevant and useful because it helps improve our investors’ ability to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. We use EBITDA, among other things, to evaluate our operating performance, to value prospective acquisitions and as a component of incentive compensation targets for certain management personnel. Our lenders use EBITDA as one of the measures of our ability to service our debt. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows measures from operating performance as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

Journal Communications, Inc.
Consolidated Condensed Balance Sheet
(dollars in thousands)

	(Unaudited) June 27, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$6,148	$8,444
Receivables, net	91,787	96,563
Inventories, net	16,531	15,216
Prepaid expenses	10,287	13,236
Deferred income taxes	9,117	8,948

Total current assets	$133,870	$142,407
Property and equipment, net	306,911	314,595
Goodwill	114,283	114,283
Broadcast licenses	129,548	129,548
Other intangible assets, net	9,505	9,900
Prepaid pension costs	26,159	28,421
Other assets	13,046	8,021

Total assets	$733,322	$747,175

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$41,042	$38,369
Accrued compensation	19,830	24,704
Deferred revenue	19,522	22,590
Accrued employee benefits	12,073	9,830
Other current liabilities	14,537	21,567
Current portion of long-term liabilities	766	683

Total current liabilities	$107,770	$117,743
Accrued employee benefits	16,484	16,457
Long-term notes payable to banks	76,735	84,000
Other long term liabilities	15,218	8,748
Deferred income taxes	59,988	56,477
Shareholders' equity	457,127	463,750

Total liabilities and shareholders' equity	$733,322	$747,175